- PRESS RELEASE -

Contact:     Katharina Manok
ROFIN-SINAR
011-49-40-733-63-4256
- or -
734-416-0206

ROFIN-SINAR REPORTS STRONG RESULTS FOR THE FISCAL YEAR AND FOURTH QUARTER OF 2015

•	Full-year net income was up 64% to $41.3 million from $25.2 million

•	Gross margin for the quarter increased to 40%, meeting the target set for fiscal year-end

•	Fourth quarter revenues were $142 million, surpassing the high end of the guidance range

•	Quarterly earnings per share increased 21% year-over-year to $0.52 from $0.43

•	Quarterly high-power fiber laser unit sales increased by almost 80% year-over-year

•	Board authorized share buyback program of $50 million

Plymouth, MI / Hamburg, Germany, November 12, 2015 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources, laser-based system solutions and components, today announced results for its fourth fiscal quarter and twelve months ended September 30, 2015.

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

	Three months ended			Twelve months ended

	9/30/2015	9/30/2014	% Change	9/30/2015	9/30/2014	% Change

Net sales	$141,990	$146,050	-3%	$519,643	$530,117	-2%
RSTI net income	$14,797	$11,972	+24%	$41,258	$25,168	+64%
Earnings per share "Diluted" basis*	$0.52	$0.43	+21%	$1.46	$0.89	+64%

*The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.3 million and 28.1 million for the fiscal quarters ended September 30, 2015 and 2014, respectively, and 28.3 million and 28.2 million for the twelve-month periods ended September 30, 2015 and 2014, respectively.

“We are pleased to report strong financial results for our fourth quarter and full fiscal year. It was our strongest quarter in fiscal year 2015, with both earnings and revenues surpassing our guidance. We continue to see the positive effects of our cost optimization strategies, including our consolidation efforts, and were able to further improve gross profit margin to 40% for the quarter,” said Thomas Merk, CEO and President of RSTI.

“Our 3rd generation high-power fiber laser business is progressing very well. We further improved our margins in the manufacturing of these lasers through better fixed cost absorption and scaling effects derived from higher business volume. On a sequential basis, we were able to increase quarterly unit sales by roughly 50% and it is our target to achieve a growth rate of this magnitude in fiscal year 2016. In our second growth area, the ultrashort pulse lasers, we are also gaining momentum. In this segment, we see future growth in the medical device, automotive and photovoltaic industries. On a sequential basis, revenues from ultrashort pulse lasers more than doubled. We made more first installations for the cutting of brittle materials in Asia and Europe and were granted an additional fundamental patent in the U.S.”

“With our efficiency and cost reduction program that we announced in the second quarter, we continue to proactively target further cost control, while actively promoting sales and development in key areas and markets. Coupling these initiatives on the cost side with our strong product portfolio, we feel well-positioned for a successful fiscal year 2016,” Thomas Merk concluded.

FINANCIAL REVIEW

- Fourth Quarter -
Net sales totaled $142.0 million for the fourth quarter ended September 30, 2015, slightly lower than in the fourth quarter of fiscal year 2014. The fluctuation of the U.S. dollar, mainly against the Euro, resulted in a decrease of quarterly net sales of $13.7 million. Gross profit totaled $56.2 million, or 40% of net sales, compared to $54.6 million, or 37% of net sales, in the same period last fiscal year. RSTI net income amounted to $14.8 million, or 10% of net sales, compared to $12.0 million, or 8% of net sales, in the comparable quarter in the prior year. The diluted earnings per share was $0.52 for the quarter based upon 28.3 million weighted-average common shares outstanding, compared to the diluted earnings per share of $0.43 based upon 28.1 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses of $24.2 million represented 17% of net sales and decreased by $2.9 million compared to last fiscal year’s fourth quarter. Net R&D expenses decreased by $1.7 million to $9.8 million and represented 7% of net sales.

Sales of laser products for macro applications decreased by 3% to $55.6 million and accounted for 39% of total sales. Sales of lasers for marking and micro applications decreased by 6% to $65.5 million and represented 46% of total sales. Sales of components increased by 8% to $20.9 million and represented 15% of total sales.

On a geographical basis, revenues were stable in North America, totaling $28.1 million, decreased by 7% to $48.5 million in Asia, and were flat at $65.4 million in Europe during the fourth quarter of fiscal year 2015.

The following non-GAAP presentation shows the sales and order entry figures for the fourth quarter of fiscal year 2015 when applying the average exchange rates of the comparable period of fiscal year 2014:

	9/30/15 GAAP	9/30/15 Non-GAAP	9/30/14 GAAP
Sales	$141,990	$155,699	$146,050
Order Entry	$128,771	$141,281	$141,256

- Twelve Months -
For the twelve months ended September 30, 2015, net sales totaled $519.6 million, a decrease of $10.5 million, or 2%, when compared to the prior fiscal year. The fluctuation of the U.S. dollar, mainly against the Euro, resulted in a decrease in net sales of $49.3 million for the twelve-month period. Gross profit for the period was $196.5 million, $7.6 million higher than in fiscal year 2014. RSTI net income for the fiscal year ended September 30, 2015, totaled $41.3 million. The diluted earnings per share was $1.46 based upon 28.3 million weighted-average common shares outstanding.

Net sales of lasers for macro applications decreased by $9.3 million, or 4%, to $200.3 million and net sales of lasers for marking and micro applications decreased by $7.1 million to $243.1 million. Sales of components increased $5.9 million, or 8%, to $76.2 million compared to fiscal year 2014.

On a geographical basis, net sales in North America in the twelve months period increased by 10% year-over-year and totaled $112.1 million (2014: $101.9 million). In Europe, net sales decreased by 9% to $232.9 million (2014: $256.6 million) and in Asia, net sales increased by 2% to $174.6 million (2014: $171.6 million).

- Order Backlog -
Order entry decreased by 9% to $128.8 million for the quarter and by 6% to $522.7 million for the fiscal year compared to the corresponding periods in fiscal year 2014. The backlog, mainly for laser products, amounted to $144.3 million as of September 30, 2015. On a constant currency basis, the ending backlog would have amounted to $157.7 million. The book-to-bill ratio for the quarter was 0.91.

- Other Developments: Share Buyback -
The Board of Directors yesterday authorized the Company to initiate a share buyback of up to $50 million of the Company’s Common Stock, to be executed over the next eighteen months. The Company expects the purchases to be made from time to time in the open market or in privately negotiated transactions at the Company’s discretion.

“This share buyback program highlights our ongoing confidence in the long-term financial prospects of the Company and our strong commitment to increasing shareholder value,” said Thomas Merk. “Our expectations for ongoing margin and cash flow expansion are driven by the strength of our product portfolio and our robust momentum in fast-growing high-power fiber laser and ultrashort pulse laser technologies. We are in a good position to continue our balanced approach of investing in the Company’s growth, including through potential acquisitions, and returning capital to shareholders in the form of share repurchases over time.”

- Outlook -
Based on its strong product portfolio, the Company feels well-positioned for the new fiscal year and expects revenues for the full fiscal year 2016 to grow to $525 million to $545 million. Due to the cost reduction and efficiency program, the Company expects stronger growth at the bottom line with earnings per share in the range of $1.70 to $1.90, representing year-over-year growth of 23% at the mid-point of the range.

Taking into account the Company’s traditionally seasonally lower first quarter, likely to be further impacted by the ongoing adverse currency effects and slower economic environment in Asia, the Company expects sales to be in the range of $113 million to $118 million and earnings per share to be in the range of $0.19 to $0.24 for the first fiscal quarter ending December 31, 2015.

The Company’s first quarter and fiscal year 2016 guidance takes into account the anticipated unfavorable impact of the average exchange rate, resulting mainly from the recent strengthening of the US dollar, to the extent that it continues. The majority of any such impact affects the sales level, with net income being affected to a lesser degree due to natural hedging.

Actual results may differ from this forecast, amongst other reasons, as a result of higher volatility in exchange rates, and are subject to the safe harbor statement discussed in more detail below.

Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance. The Company has chosen to provide this information to investors to enable them to perform comparisons of order entry and sales results.

About ROFIN

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state, ultrashort pulse and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany, and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore and China. ROFIN currently has more than 52,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, November 12, 2015. This call is also being broadcast via live webcast in listen-only mode. The recording will be available on the Company’s home page for approximately 90 days. For the live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Briget Ampudia, Taylor Rafferty, New York at +1-212-889-4350 or Miles Chapman, Taylor Rafferty, London at +44-203-666-5069.

(Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	(unaudited)		(unaudited)

	9/30/2015	9/30/2014	9/30/2015	9/30/2014

- Macro	$55,617	$57,358	$200,358	$209,632
- Marking/Micro	65,458	69,355	243,096	250,228
- Components	20,915	19,337	76,189	70,257
Net Sales	141,990	146,050	519,643	530,117

Costs of goods sold	85,801	91,455	323,165	341,202

Gross profit	56,189	54,595	196,478	188,915

Selling, general and administrative expenses	24,160	27,082	97,405	106,051
Intangibles amortization	782	791	3,057	2,906
Research and development expenses	9,765	11,457	39,987	45,900

Income from operations	21,482	15,265	56,029	34,058

Other income (loss)	(1,259)	1,954	939	2,622

Income before income tax	20,223	17,219	56,968	36,680

Income tax expense	5,469	5,253	15,747	11,528

Net income	14,754	11,966	41,221	25,152

Net income (loss) attributable to
non-controlling interest	(43)	(6)	(37)	(16)

Net income attributable to RSTI	14,797	11,972	41,258	25,168

Net income attributable to RSTI per share
* “diluted” basis	$0.52	$0.43	$1.46	$0.89
** “basic” basis	$0.53	$0.43	$1.47	$0.90
* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.3 million and 28.1 million for the three months ended September 30, 2015 and 2014, respectively, and 28.3 million and 28.2 million for the twelve months ended September 30, 2015 and 2014, respectively.
** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.2 million and 28.0 million for the three months ended September 30, 2015 and 2014, respectively, and 28.1 million and 28.1 million for the twelve months ended September 30, 2015 and 2014, respectively.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	9/30/2015	9/30/2014
ASSETS

Cash, cash equivalents and short-term investments	$175,562	$141,658
Trade accounts receivable, net	96,093	108,026
Inventories, net	181,025	190,321
Other current assets	35,896	33,870
Total current assets	488,576	473,875
Net property and equipment	92,573	79,703
Other non-current assets	125,342	135,007
Total non-current assets	217,915	214,710

Total assets	$706,491	$688,585

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	5,226	3,255
Accounts payable, trade	23,443	22,702
Other current liabilities	80,949	73,896
Total current liabilities	109,618	99,853
Long-term debt	18,085	11,511
Other non-current liabilities	36,179	38,512
Total liabilities	163,882	149,876

Net stockholders' equity	542,609	538,709

Total liabilities and stockholders' equity	$706,491	$688,585

The Company’s conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act.
Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “future,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “strategy,” “likely,” “may,” “should” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future plans, events or performance, including guidance relating to revenues and earnings per share; expected operating results, such as revenue growth and earnings; expected seasonal impact; current or future volatility in the exchange rates and future economic conditions; anticipated levels of capital expenditures, including for corporate actions such as share buybacks; expectations of our long-term financial prospects, margin and cash flow expansion; and our strategy for growth, product portfolio development, market position, financial results and reserves.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: downturns in the machine tool, automotive, semiconductor, electronics, photovoltaic, and medical device industries which may have, in the future, a material adverse effect on our sales and profitability; the ability of our OEM customers to incorporate our laser products into their systems; the impact of exchange rate fluctuations, which may be significant because a substantial portion of our operations is located in non-US countries; the level of competition and our ability of to compete in the markets for our products; our ability to develop new and enhanced products to meet market demand or to adequately utilize our existing technology; third party infringement of our proprietary technology or third party claims against us for the infringement or misappropriation of proprietary rights; the scope of patent protection that we are able to obtain or maintain; competing technologies that are similar to or that serve the same uses as our technology; our ability to efficiently manage the risks associated with our international operations; risks associated with recent changes in our senior management personnel; any adverse impact to us resulting from the announcement or implementation of any one or more of our cost reduction programs; the worldwide economic environment, including specifically but not limited to in Asia; and such other factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended September 30, 2014, and throughout Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.